Exhibit (a)(1)(M)
                                                               -----------------



            MINOLTA EXTENDS TENDER OFFER FOR MINOLTA-QMS, INC. SHARES



Osaka, Japan-October 31, 2000--Minolta Co., Ltd. (Tokyo Stock Exchange: 7753) announced today that Minolta Investments Company, its wholly-owned subsidiary, has extended its $6.00 per share cash tender offer for all of the outstanding shares of Minolta-QMS, Inc. (NYSE:MQC). The tender offer, as extended, will expire at 5:00 p.m. New York City time on Tuesday November 7, 2000. As of the close of business on October 30, 2000, the number of shares of Minolta-QMS common stock that had been validly tendered and not properly withdrawn was 2,139,331, which, together with the shares of Minolta-QMS already owned by Minolta Investments Company, constitutes approximately 73% of the outstanding common stock of Minolta-QMS.

Innisfree M&A Incorporated is acting as the Information Agent in connection with the offer.



MINOLTA CO., LTD. CONTACT:
Dan Gallagher
Director of Communications
Minolta Corporation
 (201) 934-5371